Exhibit 10.16.2

EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (hereinafter referred to as this “Amendment”) is made and entered into on January 31, 2012 between HVM L.L.C., a Delaware limited liability company (the “Company”), and PETER CRAGE (the “Employee”).

WHEREAS, the Company and the Employee have entered into an employment agreement (the “Employment Agreement”) dated as of July 7, 2011;

WHEREAS, Section 1 of the Employment Agreement provides that the Employee’s term of employment shall be automatically extended for subsequent terms of one year following the expiration of the Initial Term or any Renewal Term, unless the Company provides written notice to the Employee at least 90 days prior to the expiration of the term of its intent not renew the term;

WHEREAS, Section 5 of the Employment Agreement provides for the consequences of termination of employment;

WHEREAS, the Company and the Employee wish to amend Section 5 of the Employment Agreement to provide the Employee certain severance benefits in the event of the Employee’s termination of employment with the Company as a result of the Company’s failure to consent to a further extension of the Employment Period pursuant to Section 1 of the Employment Agreement;

WHEREAS, Section 6.C. of the Employment Agreement provides that the Employee is subject to certain non-competition provisions during the Employment Period and for a period of one year following his termination of employment for any reason; and

WHEREAS, the Employee and the Company wish to amend the Non-Competition Period solely in the event of the Employee’s termination of employment with the Company as a result of the Company’s failure to consent to a further extension of the Employment Period pursuant to Section 1 of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.	Amendment of Section 5. F. A new section 5.F. shall be inserted to read as follows:

Termination due to Expiration of Employment Period. In the event the Employee’s employment by the Company is terminated as a result of the expiration of the Initial Term or any Renewal Term which is the result of the Company’s failure to consent to a further extension of the terms pursuant to Section 1, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) any unpaid portion of the Base Salary provided for in Section 3.A. paid through the date of termination; (ii) Base Salary continuation for a six-month period following the expiration of the term and 50% of the Employee’s Target Bonus, each as in effect on the date of termination; (iii) payment of the Bonus accrued for the year prior to such termination (to the extent not already paid), as well as payment of a Target Bonus for the year of termination multiplied by a fraction the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; (iv) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; (v) reimbursement for benefits pursuant to Section 3.C. that would have been provided during the six (6) month period following termination, including COBRA premiums; and (vi) payment of all other accrued obligations of the Company, including accrued vacation and entitlements under the Company’s welfare and pension plans. Payment of the amount set forth in subsection (ii) above shall be payable in installments at the same time as salary payments would otherwise have been made to the Employee pursuant to the Company’s standard payroll practices, beginning on or after the sixtieth (60th) day following the date of the Employee’s termination of employment, provided that the first installment shall include all amounts that would have otherwise been paid prior thereto in accordance with subsection (ii). Payment of the amount set forth in subsection (iii) above shall be made on the sixtieth (60th) day following the date of the Employee’s termination of employment. Reimbursement of amounts set forth in subsections (iv) and (v) shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment; provided that reimbursements pursuant to subsections (v) and (vi) shall not commence until the sixtieth (60th) day following the Employee’s termination of employment, and such reimbursement shall include any such amounts that would otherwise be due prior thereto.

2.	Sections 5.F., 5.G., and 5.H. shall be renamed Sections 5.G., 5.H. and 5.I. respectively.

3.	Amendment of Section 5.D. The following words shall be inserted in the first sentence of Section 5.D. immediately following “Section F.(ii)”:

“(iii), and (v) and Section 5.G.(ii)”

4.	Amendment of Section 6.C. A new sentence shall be added to the end of Section 6.C. to read as follows:

Notwithstanding anything to the contrary herein, in the event the Employee’s employment by the Company is terminated as a result of the expiration of the Initial Term or any Renewal Term which is the result of the Company’s failure to consent to a further extension of the terms pursuant to Section 1, the Non-Competition Period shall end six (6) months after the date of termination.

4. Effective Date of this Amendment. This Amendment shall be deemed effective as of January 31, 2012.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

HVM L.L.C., a Delaware limited liability Company
By: HVM Manager 2 LLC, a Delaware limited liability company, its manager

By:	/s/ Vivek Melwani
Name:	Vivek Melwani
Title:

Peter Crage

/s/ Peter Crage